Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER COMPLETES $500M SYNDICATED CREDIT FACILITY

New Five-Year Credit Facility Replaces $350M Revolver

Wyomissing, Pa. (June 28, 2013) — Carpenter Technology Corporation (NYSE: CRS) announced today the successful completion of a $500 million syndicated credit facility.  This five-year revolving line of credit replaces the $350 million revolver due to expire in June, 2016.  The new facility, comprised of ten lenders, was substantially oversubscribed prior to allocations.

“Favorable markets and rates gave us the opportunity to significantly increase our financial flexibility with improved pricing and lower borrowing costs,” said Tony Thene, Senior Vice President and Chief Financial Officer. “The completion of this $500 million credit facility contributes to having a financial structure in place that supports the Company’s overall growth strategy.”

Bank of America Merrill Lynch and J.P.Morgan Securities served as the Joint Lead Arrangers.  Terms of the facility remain largely unchanged from the prior agreement and include the same two financial covenants, debt to capital ratio and interest coverage ratio.  Pricing was materially improved as the prior 20 basis point Facility Fee was replaced with a 15 basis point Commitment Fee, which contributes to a reduction in the all-in drawn fee by 15 basis points at the current rating level.

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About Carpenter Technology Corporation

Carpenter Technology Corporation, based in Wyomissing, Pa., produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found at www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2012, the 10Q for the quarters ending September 30, 2012, December 31, 2012 and March 31, 2013 and the exhibits attached to those filings. They include but are not limited to: (1) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (5) domestic and foreign excess manufacturing capacity for certain metals; (6) fluctuations in currency exchange rates; (7) the degree of success of government trade actions; (8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (9) possible labor disputes or work stoppages; (10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (11) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (14) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (15) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.